Exhibit 99.1

News Release

Medgenics Reports Second Quarter 2016 Financial Results

PHILADELPHIA, PA – (Marketwired) – August 4, 2016 -- Medgenics, Inc. (NYSE MKT: MDGN)

•	Initiated Phase 2/3 study of lead program in mGluR+ ADHD
•	Entered into collaboration for second pediatric product in Inflammatory Bowel Disease
•	Strengthened balance sheet with successful financing

Medgenics, Inc. (NYSE MKT: MDGN) (the Company) today announced second quarter 2016 financial results and provided a business update.

“We are very pleased with the Company’s accomplishments during the first half of 2016,” stated Mike Cola, CEO of Medgenics. “We have advanced NFC-1 (MDGN-001) into the clinic in mGluR+ ADHD with data expected in 2016, and we will soon initiate a trial in patients with 22q11.2 Deletion Syndrome. The announcement of our collaboration with Kyowa Hakko Kirin demonstrated the Company’s ability to advance our growing pipeline of opportunities, and the successful fundraising we recently completed will further enable us to accelerate the development of these programs. We remain steadfast in our focus on developing innovative, genomically-based, best-in-class therapies focused on improving the lives of children and adults with rare and difficult-to-treat diseases.”

Recent Milestones and Upcoming Events

•	Initiated Phase 2/3 study of NFC-1 (MDGN-001) in mGluR+ ADHD: In June, the Company initiated enrollment in the SAGA (Study of Adolescent Glutamate Receptor Network Copy Number Variant ADHD) trial, a Phase 2/3 clinical trial to evaluate adolescent patients with mGluR mutation positive (mGluR+) attention deficit hyperactivity disorder (ADHD) to confirm the results from the previously completed Phase 1b GREAT study. Initial top-line data from the study are expected in the second half of this year.

•	Announced the Second Clinical Development Program from our Collaboration with CHOP: In June, the Company entered into a collaboration with Kyowa Hakko Kirin Co., Ltd. (Kyowa Hakko Kirin) for the development and commercialization of Kyowa Hakko Kirin's first-in-class anti-LIGHT monoclonal antibody (MDGN-002). The Company plans to initiate a signal finding study this year, testing the drug in Severe Pediatric Onset Inflammatory Bowel Disease (IBD) in collaboration with Dr. Robert Baldassano, Director of the Center for Pediatric IBD at The Children's Hospital of Philadelphia (CHOP).

•	Strengthened Balance Sheet: In June, Medgenics successfully completed a registered public offering, raising approximately $20 million in net proceeds. The proceeds will be used to fund development activities, including development of companion diagnostics for existing programs, license and research collaborations and for general corporate purposes which could include maintenance of intellectual property, and other business development activities including acquisitions or licensing of complementary products or businesses. The financing extends the Company’s cash runway through at least Q1 2018.

•	Anticipate initiation of Phase 1/2 study of NFC-1 (MDGN-001) in 22q11.2 Deletion Syndrome during Q3 2016: The Company will conduct a Phase 1/2 study of psychiatric symptoms in children with 22q11.2 Deletion Syndrome to explore symptoms from three major neuropsychiatric disorders: ADHD, Anxiety and Autism Spectrum Disorders (ASD). Enrollment is expected to begin shortly, pending final CHOP approval.

Conference Call and Webcast

Medgenics will host a conference call and live audio webcast on Thursday, August 4, 2016 at 8:30 a.m. EDT to report financial results for the second quarter ended June 30, 2016 and discuss recent business updates.

In order to participate in the conference call, please dial (877) 718-5098 (domestic) or (719) 325-4917 (international). The conference passcode is 4998119.

The live webcast can be accessed under "Events" in the Investors section of the Company's website at www.medgenics.com or you may use the link: https://www.webcaster4.com/Webcast/Page/1395/16484

A replay of the call will be available after the end of the conference on August 4, 2016 through November 11, 2016. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and reference the reply passcode 4998119.

The archived webcast will be available for 30 days in the Investor section of Medgenics' website at www.medgenics.com.

Second Quarter Financial Results

The Company reported financial results for the three and six months ended June 30, 2016 and the filing with the U.S. Securities and Exchange Commission (SEC) of the Company's Quarterly Report on Form 10-Q. The Form 10-Q includes unaudited interim consolidated financial statements containing the information presented below, as well as additional information regarding the Company. The Form 10-Q is available at www.sec.gov and at www.medgenics.com.

Research and development expenses, both gross and net, for the three months ended June 30, 2016 were $8.74 million, increasing from $4.46 million gross and $3.03 million net for the same period in 2015 mainly due to increased sub-contractor costs to advance our clinical activities related to the NFC-1 (MDGN-001) program and the CHOP collaboration.

General and administrative expenses for the three months ended June 30, 2016 were $2.95 million, decreasing from $3.89 million for the same period in 2015 primarily due to a decrease in stock-based compensation expenses related to options granted to directors.

Financial expenses for the three months ended June 30, 2016 and 2015 were de minimis.

Financial income for the three months ended June 30, 2016 was nil, decreasing from $0.84 million in 2015.  The $0.84 million financial income in 2015 was mainly due to a change in valuation of a warrant liability.  All such warrants were exercised in 2015, thus eliminating the need for such valuation in 2016.

The Company reported cash and cash equivalents of $53.69 million as of June 30, 2016.

For the quarter ended June 30, 2016 the Company reported a loss of $11.7 million or $0.35 per share, compared with a loss of $6.09 million or $0.24 per share for the comparative quarter in 2015.

Six Months Financial Results

Research and development expenses, both gross and net, for the six months ended June 30, 2016 were $15.69 million, increasing from $8.36 million gross and $6.93 million net for the same period in 2015 mainly due to increased sub-contractor costs to advance our clinical activities related to the NFC-1 (MDGN-001) program and the CHOP collaboration.

General and administrative expenses for the six months ended June 30, 2016 were $7.14 million, decreasing from $7.84 million for the same period in 2015 primarily due to a decrease in stock-based compensation expenses related to options granted to directors offset in part by severance benefits recorded upon the termination of an officer of the Company.

Financial expenses for the six months ended June 30, 2016 were $0.02 million, decreasing from $0.26 million for the same period in 2015.  The $0.26 million financial expense in 2015 was mainly due to the change in valuation of the warrant liability.  All such warrants were exercised in 2015, thus eliminating the need for such valuation in 2016.

Financial income for the six months ended June 30, 2016 and 2015 was de minimis.

For the six months ended June 30, 2016 the Company reported a net loss of $22.85 million or $0.69 per share, compared with a net loss of $15.01 million or $0.60 per share for the six months ended June 30, 2015.

MEDGENICS, INC. AND ITS SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
U.S dollars in thousands (except share and per share data)

	June 30, 2016	December 31, 2015
	Unaudited
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$53,686	$53,064
Prepaid expenses and other current assets	1,095	747

Total current assets	54,781	53,811

LONG-TERM ASSETS:

Restricted lease deposits	34	23
Property and equipment, net	489	424

Total long-term assets	523	447

Total assets	$55,304	$54,258

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Trade payables	$503	$1,322
Other accounts payable and accrued expenses	3,424	2,586

Total current liabilities	3,927	3,908

Total liabilities	3,927	3,908

STOCKHOLDERS' EQUITY:

Common stock-$0.0001 par value; 100,000,000 shares authorized; 37,086,843 shares issued and 37,078,343 shares outstanding at June 30, 2016; 32,869,217 shares issued and 32,860,717 shares outstanding at December 31, 2015	4	4
Additional paid-in capital	212,354	188,476
Accumulated deficit	(160,981)	(138,130)

Total stockholders' equity	51,377	50,350

Total liabilities and stockholders' equity	$55,304	$54,258

MEDGENICS, INC. AND ITS SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
US dollars in thousands (except share and per share data)

	Six months ended June 30,		Three months ended June 30,
	2016	2015	2016	2015
	Unaudited
Research and development expenses	$15,692	$8,359	$8,741	$4,458
Less:
Participation by the Office of the Chief Scientist	-	(1,430)	-	(1,430)

Research and development expenses, net	15,692	6,929	8,741	3,028

General and administrative expenses	7,136	7,836	2,945	3,889

Operating loss	(22,828)	(14,765)	(11,686)	(6,917)

Financial expenses	(21)	(262)	(18)	(8)
Financial income	1	24	-	843
Loss before taxes on income	(22,848)	(15,003)	(11,704)	(6,082)

Taxes on income	3	5	3	4

Loss	$(22,851)	$(15,008)	$(11,707)	$(6,086)

Basic loss per share	$(0.69)	$(0.60)	$(0.35)	$(0.24)

Diluted loss per share	$(0.69)	$(0.63)	$(0.35)	$(0.28)

Weighted average number of Common stock used in computing basic loss per share	33,211,665	24,875,344	33,469,789	24,906,823

Weighted average number of Common stock used in computing diluted loss per share	33,211,665	24,969,314	33,469,789	25,094,763

About Medgenics

Medgenics is dedicated to unlocking the potential of genomic medicine to identify and treat patients with life-altering conditions. Its efforts, including its internal research and development and ongoing sponsored research and licensing agreements with a well-respected pediatric academic medical center, give Medgenics the ability to focus on the underlying genetic pathway of pediatric diseases with the goal of finding therapeutic solutions for subpopulations of both children and adults living with rare and other difficult-to-treat diseases. Medgenics is also the developer of TARGT™ (Transduced Autologous Restorative Gene Therapy), a proprietary gene therapy platform.

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning,” "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

Contacts:

Medgenics

Brian Piper

240-899-5554

brian.piper@medgenics.com

Westwicke Partners

Chris Brinzey

339-970-2843

chris.brinzey@westwicke.com